Exhibit 10.2

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is entered into as of this 11 day of June, 2019 (“Execution Date”), by and between BMR-ROGERS STREET LLC, a Delaware limited liability company (“Landlord”), and IRONWOOD PHARMACEUTICALS, INC., a Delaware corporation formerly known as Microbia, Inc. (“Tenant”).

RECITALS

A.                                    WHEREAS, Landlord and Tenant entered into that certain Lease dated as of January 12, 2007 (as the same may have been amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord in the building at 301 Binney Street, Cambridge, Massachusetts (the “Building”); and

B.                                    WHEREAS, Landlord and Tenant desire to terminate the Lease in accordance with the following provisions.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.                                      Surrender Date.  Except as otherwise specifically set forth herein, Tenant shall surrender the Premises to Landlord in broom clean condition and otherwise in the condition required under Section 10.06 of the Lease on or before November 1, 2019 (“Surrender Date”); provided, however, that Tenant shall have a one-time right, in Tenant’s sole discretion, to extend the Surrender Date for up to thirty (30) days (the “Outside Surrender Date”), by delivering written notice to Landlord no less than ten (10) days prior to the Surrender Date.  At least thirty (30) days prior to the Surrender Date or Outside Surrender Date, as applicable, Tenant shall deliver to Landlord (a) the report required by Section 10.07 of the Lease (the “Exit Survey”), and (b) written evidence of all appropriate governmental releases obtained by Tenant in accordance with all applicable laws.  In addition, at least ten (10) days prior to the Surrender Date, or Outside Surrender Date, as applicable, Tenant shall (i) place Laboratory Equipment Decontamination Forms on all decommissioned equipment (to the extent there is any lab equipment) to assure safe occupancy by future users and (ii) conduct a site inspection with Landlord.  Tenant shall cause the remediation of any recognized environmental conditions set forth in the Exit Survey and comply with any recommendations set forth in the Exit Survey, and Tenant shall remain responsible for any such obligations after Tenant’s surrender of the Premises.  Tenant’s obligations under this Section 1 shall survive the termination of the Lease or this Agreement.

2.                                      Termination Fee.  On or before the Surrender Date, Tenant shall pay to Landlord, by wire transfer in immediately available funds, a termination fee equal to EIGHT MILLION NINE HUNDRED FIFTY THOUSAND and 00/100 Dollars ($8,950,000.00).

3.                                      Lease Termination.  Provided that Tenant has fully satisfied all of its obligations set forth in Section 1 and Section 2 of this Agreement (“Surrender Obligations”), then the Lease shall terminate effective as of 11:59 p.m. Eastern time on the date that Tenant has fully satisfied such Surrender Obligations (“Lease Termination”).  As of the Lease Termination, the Lease shall be fully and finally surrendered and terminated and shall no longer be of any force or effect, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Lease.

4.                                      Reservation of Rights.  Notwithstanding any Lease Termination, Landlord does not waive, and hereby reserves, any rights and/or remedies that Landlord may have under the Lease or at law or in equity arising from any default of Tenant under the Lease existing as of the Lease Termination.

5.                                      Intentionally Deleted.

6.                                      Quitclaim.  To the extent, if any, that the Lease gives Tenant any right, title or interest in or to the Premises, Tenant does hereby remise, release and quitclaim to Landlord such right, title or interest in or to the Premises as of the Lease Termination and shall execute and deliver to Landlord any documentation reasonably requested by Landlord to effect or document such remise, release and quitclaim.

7.                                      Representation of Parties.  Each party represents that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest therein, nor made or entered into any agreement that would result in any mechanic’s lien or other claim, demand, obligation, liability, action or cause of action arising from or with respect to the Lease or the Premises.

8.                                      Attorneys’ Fees.  Except as otherwise expressly set forth in this Agreement, each party shall pay its own costs and expenses incurred in connection with this Agreement and such party’s performance under this Agreement, provided, that if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising out of or in connection with this Agreement, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).

9.                                      Letter of Credit.          Notwithstanding anything to the contrary contained in this Agreement or in the Lease, so long as there is no default of Tenant under the Lease on the Surrender Date or Outside Surrender Date, as applicable, Landlord hereby covenants and agrees to use commercially reasonable efforts to deliver the Letter of Credit to Tenant within fifteen (15) days following the Lease Termination.

10.                               Integration.  The terms of this Agreement are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included in this Agreement, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.

11.                               Successors and Assigns.  Each of the covenants, conditions and agreements contained in this Agreement shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors, assigns and sublessees.  Nothing in this section shall in any way alter the provisions of the Lease restricting assignment and subletting.

12.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to the Commonwealth of Massachusetts’ conflict of law principles.

13.                               Authority of Parties.  Tenant and Landlord each warrant and represent to the other party, that (i) the execution and consummation of this Agreement have been duly authorized by all appropriate company action, (ii) the individual or individuals signing this Agreement have the power, authority and legal capacity to sign this Agreement on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed, and (iii) all third party consents and approvals for the execution and delivery of this Agreement and the consummation of the Lease Termination contemplated by this Agreement have been obtained.

14.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

15.                               Amendment.  No provision of this Agreement may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.

16.                               Waiver of Jury Trial. To the extent permitted by applicable laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Agreement, Tenant’s use or occupancy of the Premises or any claim of injury or damage related to this Agreement or the Premises.

17.                               Facsimile and PDF Signatures.  A facsimile or portable document format (PDF) signature on this Agreement shall be equivalent to, and have the same force and effect as, an original signature.

18.                               Voluntary Agreement.  The parties have read this Agreement and have freely and voluntarily entered into this Agreement.

19.                               Defined Terms.  Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.

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IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed Massachusetts instrument as of the day hereinabove first written.

LANDLORD:

BMR-ROGERS STREET LLC,
a Delaware limited liability company

By:	/s/ William Kane
Name:	William Kane
Its:	EVP East Coast & UK Markets

TENANT:

IRONWOOD PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Gina Consylman
Name:	Gina Consylman
Its:	Senior Vice President, Chief Financial Officer